Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-103894) pertaining to the Abraxis BioScience, Inc. Savings and Retirement Plan, (formerly American Pharmaceutical Partners Savings and Retirement Plan) of our report dated July 11, 2007, with respect to the financial statements and supplemental schedules of the Abraxis BioScience, Inc. Savings and Retirement Plan included in this Annual Report on Form 11-K for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois

July 11, 2007